Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of                       , 2016, is among CNA Financial Corporation, a Delaware corporation (the “Company”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association (formerly known as The First National Bank of Chicago)), as trustee under the Indenture referred to below (“First Trustee”) and U.S. BANK NATIONAL ASSOCIATION, as separate trustee under such Indenture in respect of the 4.500% Senior Notes Due 2026 (the “Notes”) to be issued by the Company under the Indenture as referred to below (“U.S. Bank”) (either First Trustee or U.S. Bank, as applicable, being herein called the “Trustee”).

PRELIMINARY STATEMENT

WHEREAS, the Company and First Trustee have entered into an Indenture, dated as of March 1, 1991, as supplemented by the First Supplemental Indenture, dated as of October 15, 1993 and as further supplemented by the Second Supplemental Indenture, dated as of December 15, 2004 (the “Indenture”), by and between the Company and First Trustee, with respect to the Securities to be issued by the Company from time to time in one or more series. First Trustee has acted and will continue to act as trustee in respect of all series of the Securities which have been issued prior to the date of this Third Supplemental Indenture and remain outstanding. Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Indenture.

WHEREAS, Section 8.1 of the Indenture provides that, under certain circumstances, a supplemental indenture may be entered into by the Company and First Trustee without the consent of any Holders of the Securities in order to appoint a separate trustee with respect to one or more Series of the Securities.

WHEREAS, the Notes will be issued pursuant to the Indenture, as supplemented by this Third Supplemental Indenture and an Officer’s Certificate of the Company establishing the terms of the Notes.

WHEREAS, in accordance with the terms of Section 8.1 of the Indenture, the Company, by a Board Resolution, has duly authorized this Third Supplemental Indenture, and U.S. Bank has agreed to act as separate trustee with respect to the Notes.

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement of the Company, First Trustee and U.S. Bank and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE,

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Appointment.

The Company hereby appoints U.S. Bank, and U.S. Bank hereby accepts such appointment, as the Trustee under the Indenture for the Notes and in respect of all series of the Securities issued after the Notes.

Section 2. Effectiveness; Termination.

(a) This Third Supplemental Indenture is entered into pursuant to and consistent with Section 8.1 of the Indenture, and nothing herein shall constitute an amendment, supplement or waiver requiring the approval of any of the Holders pursuant to Section 8.2.

(b) This Third Supplemental Indenture shall become effective and binding on the Company, First Trustee and U.S. Bank and the Holders of the Securities upon the execution and delivery by the parties to this Third Supplemental Indenture.

Section 3. Reference to and Effect on the Indenture.

(a) On and after the effective date hereof pursuant to Section 2 above, each reference in the Indenture to “the Indenture,” “this Indenture,” “hereunder,” “hereof” or “herein’ shall mean and be a reference to the Indenture as supplemented by this Third Supplemental Indenture unless the context otherwise requires and each reference in the Indenture to “the Trustee” shall mean and be a reference to First Trustee, in respect of all series of the Securities which have been issued prior to this date and remain outstanding, or to U.S. Bank, in respect of the Notes and in respect of all series of the Securities issued after the Notes, unless the context otherwise requires.

(b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

(c) Nothing contained herein or in the Indenture shall constitute First Trustee and U.S. Bank as co-trustees of the same trust and each such Trustee shall be Trustee of a trust or trusts under the Indenture separate and apart from any trust or trusts administered by any other such Trustee.

(d) The Company’s obligation and covenant to reimburse each Trustee for reasonable expenses, disbursement and advances and to indemnify each Trustee pursuant to, and in accordance with, the terms of Section 6.6 of the Indenture shall extend to any and all loss, liability or expense incurred by any Trustee (without negligence or bad faith on the part of such Trustee),  arising out of or in connection with any series of the Securities under the Indenture, regardless of whether such Trustee is the Trustee of such series of the Securities.

Section 4. Governing Law.

This Third Supplemental Indenture shall be construed and enforced in accordance with, and interpreted under, the internal laws of the State of New York, without reference to the conflict of laws provisions thereof.

Section 5. Counterparts and Methods of Execution.

This Third Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart.

Section 6. Titles.

Section titles are for descriptive purposes only and shall not control or alter the meaning of this Third Supplemental Indenture as set forth in the text.

Section 7. The Trustee.

(a) Neither Trustee shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for the recitals contained herein.

(b) In the performance of its obligations hereunder, U.S. Bank, as the Trustee for the Notes, shall be provided with all of the rights, benefits, protections, indemnities and immunities afforded to the Trustee pursuant to the Indenture.

(c) It is hereby confirmed that all the rights, powers, trusts and duties of First Trustee, as the  Trustee, in respect of all series of the Securities which have been issued prior to this date and remain outstanding shall continue to be vested in the First Trustee.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Company, First Trustee and U.S. Bank have caused this Third Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized all as of the day and year first above written.

CNA FINANCIAL CORPORATION

By:
Name:
Title

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as First Trustee

By:
Name:
Title

[Signature Page to Third Supplemental Indenture]